UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Glore, Jodie K.
   1201 South Second Street
   Milwaukee, WI  53204
2. Issuer Name and Ticker or Trading Symbol
   The B. F. Goodrich Company
   GR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   12/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Phantom Stock                |03/31/|(A) |288.0284*         |(A)|$34.7188   |                   |(D)   |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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Phantom Stock Dividend       |04/01/|(A) |5.4758*           |(A)|$34.8750   |                   |(D)   |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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Phantom Stock                |06/30/|(A) |242.9762*         |(A)|$41.1563   |                   |(D)   |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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Phantom Stock Dividend       |07/01/|(A) |6.5268*           |(A)|$41.6250   |                   |(D)   |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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Phantom Stock                |09/30/|(A) |355.9504*         |(A)|$28.0938   |                   |(D)   |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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Phantom Stock Dividend       |10/01/|(A) |12.1671*          |(A)|$27.9688   |                   |(D)   |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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Phantom Stock                |12/31/|(A) |378.2506*         |(A)|$26.4375   |                   |(D)   |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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Phantom Stock Dividend       |01/03/|(A) |16.6028*          |(A)|$26.5937   |2,000.4118         |(D)   |                           |
                             |00    |    |                  |   |           |                   |      |                           |
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Common Stock                 |      |    |                  |   |           |200                |(D)   |                           |
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___________________________________________________________________________________________________________________________________|
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Phantom Stock Dividend  |1-for-1 |04/01|(A) |6.0923**   |A  |     |     |Phantom Shar|6.0923 |       |            |(D)|            |
                        |        |/99  |    |           |   |     |     |es          |       |       |            |   |            |
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Phantom Stock           |1-for-1 |04/19|(A) |1,028.9389*|A  |     |     |Phantom Shar|1,028.9|       |            |(D)|            |
                        |        |/99  |    |*          |   |     |     |es          |389    |       |            |   |            |
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Phantom Stock Dividend  |1-for-1 |07/01|(A) |11.9423**  |A  |     |     |Phantom Shar|11.9423|       |            |(D)|            |
                        |        |/99  |    |           |   |     |     |es          |       |       |            |   |            |
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Phantom Stock Dividend  |1-for-1 |10/01|(A) |17.8910**  |A  |     |     |Phantom Shar|17.8910|       |            |(D)|            |
                        |        |/99  |    |           |   |     |     |es          |       |       |            |   |            |
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Phantom Stock Dividend  |1-for-1 |01/03|(A) |19.0011**  |A  |     |     |Phantom Shar|19.0011|       |1,856.4787  |(D)|            |
                        |        |/99  |    |           |   |     |     |es          |       |       |            |   |            |
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Explanation of Responses:
* The phantom stock units were accrued under The B. F. Goodrich Company Director's Deferred Compensation
Plan and are to be settled only in stock upon the reporting person's retirement.
** The phantom stock units were accrued under The B. F. Goodrich Company Outside Director's Phantom Share
Plan and are to be settled in cash only upon the reporting person's retirement.
SIGNATURE OF REPORTING PERSON
/s/ Jodie K. Glore
DATE
2/10/99